Exhibit 99.1

Stereotaxis Strengthens Board of Directors with Appointment of Nachum Shamir

St. Louis, July 18, 2024 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), a pioneer in surgical robotics for minimally invasive endovascular intervention, today announced the appointment of Nachum “Homi” Shamir to its Board of Directors.

Mr. Shamir most recently served as Chairman and Chief Executive Officer of Luminex Corporation from 2014 through its sale to DiaSorin S.p.A. for $1.8 Billion in 2021. Prior to Luminex, Mr. Shamir served as President and Chief Executive Officer of Given Imaging from 2006 through its sale to Covidien for $1 Billion in 2014. He currently serves as Chairman of Mediwound, a publicly-traded leader in enzymatic therapeutics for burn and wound-care, and SSI Diagnostica, a private-equity owned diagnostics company. Mr. Shamir brings to Stereotaxis significant experience and expertise in growing global commercial organizations, scaling high-technology medical device operations, and successfully executing mergers and acquisitions.

“I am impressed by Stereotaxis’ comprehensive strategy and excited to join the company as it nears significant inflection points,” said Mr. Shamir. “I look forward to contributing to the efforts to grow substantial global commercial and operational capabilities, and to the continued refinement of a strategy that will ensure robotics transforms endovascular surgery.”

“We are delighted to have Homi join the Stereotaxis Board of Directors,” said David Fischel, Chairman and CEO. “Stereotaxis is blessed with a Board that brings highly-relevant skillsets and complementary expertise as we advance an ambitious strategy. We look forward to benefiting from Homi’s contributions.”

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 100,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Stereotaxis Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com